Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

JASPER, IN (August 5, 2009) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $271.5 million and income from continuing operations of $2.8 million, or $0.08 per Class B diluted share, for the fourth quarter of fiscal year 2009, which ended June 30, 2009.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in thousands, Except Per Share Data)	June 30, 2009	% of Sales	June 30, 2008	% of Sales	Percent Change
Net Sales	$271,467		$338,163		(20%)
Gross Profit	$ 45,203	16.7%	$ 57,941	17.1%
Selling and Administrative Expense	$ 46,322	17.1%	$ 56,641	16.8%
Restructuring Expense	$ 276	0.1%	$ 17,009	5.0%
Income (Loss) from Continuing Operations	$ 2,848	1.0%	$ (9,835)	(2.9%)	129%
Earnings (Loss) Per Class B Diluted Share from Continuing Operations	$ 0.08		$ (0.27)		130%

Non-GAAP Financial Measures
Income from Continuing Operations excluding Restructuring Charges	$ 3,014	1.1%	$ 1,833	0.5%	64%
Earnings Per Class B Diluted Share from Continuing Operations excluding Restructuring Charges	$ 0.08		$ 0.05		60%
  Fourth quarter fiscal year 2009 net sales declined 20% in the Electronic Manufacturing Services (EMS) segment and declined 19% in the Furniture segment when compared with the prior year.

  Consolidated fourth quarter gross profit as a percent of net sales declined 0.4 percentage points when compared to the fourth quarter of the prior year on lower margins in the EMS segment due in part to the loss of volume leverage. Gross profit as a percent of net sales increased in the Furniture segment in the fourth quarter compared to the prior year.

  Consolidated fourth quarter selling and administrative expenses declined 18% compared to the prior year primarily due to benefits realized from restructuring actions, comprehensive cost reduction efforts throughout the Company and lower incentive compensation and employee benefit costs which are linked to Company profitability.

   Other income/expense for the fourth quarter increased $3.1 million from the prior year partially related to a $1.3 million gain in Other income/expense due to an increase in the Company's Supplemental Employee Retirement Plan (SERP) investments resulting from the normal revaluation of the investments to fair value in the current year fourth quarter compared to $0.2 million loss that was recorded in the prior year fourth quarter which resulted in a favorable $1.5 million variance quarter over quarter in Other income/expense. The gain resulting from the increase of the SERP investment that was recognized in Other income/expense was exactly offset by an increase in the SERP liability which was recorded in selling and administrative expense as compensation expense; therefore there was no effect on net earnings. In addition, Other income/expense in the fourth quarter of fiscal year 2009 included a $0.9 million pre-tax gain on the sale of short-term investments and was favorably impacted by foreign currency movements.

  The Company recorded $0.9 million of net tax accrual adjustments during the fourth quarter of fiscal year 2009 resulting in an overall tax benefit recorded for the current year fourth quarter in spite of generating pre-tax income.

  Operating cash flow for the fourth quarter of fiscal year 2009 was $47.5 million compared to $10.4 million in the fourth quarter of the prior year. The increase over the prior year is primarily related to the Company's effort on managing working capital.

Fiscal year 2009 annual consolidated net sales of $1.2 billion declined 11% from fiscal year 2008 annual net sales of $1.4 billion. Income from continuing operations for fiscal year 2009 was $17.3 million, or $0.47 per Class B diluted share, inclusive of a $18.9 million after-tax gain, or $0.51 per Class B diluted share, related to the sale of the Company's undeveloped land holdings and timberland; a non-cash charge of $9.1 million after-tax for goodwill impairment, or $0.24 per Class B diluted share; and after-tax restructuring charges of $1.8 million, or $0.04 per Class B diluted share. Fiscal year 2008 income from continuing operations was $0.1 million, or less than $0.01 per Class B diluted share, inclusive of after-tax restructuring charges of $14.6 million, or $0.39 per Class B diluted share. Fiscal year 2008 also included results from discontinued operations which generated a loss of $0.1 million during the year. Including discontinued operations, fiscal year 2008 net income was breakeven. Operating cash flow for fiscal year 2009 was $84.2 million compared to $43.4 million in the prior fiscal year.

The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, totaled $88.6 million at June 30, 2009 compared to $29.8 million at June 30, 2008. The increase was primarily due to the Company's sale of its land holdings and timberlands and cash generated from a reduction in working capital due to lower sales and improved working capital management. The increase was partially offset by construction costs of a new EMS facility in Poland. Long-Term Debt, Less Current Maturities is less than $0.4 million.

James C. Thyen, Chief Executive Officer and President, stated, "The vertical markets in which our EMS segment competes began to show signs of stabilization during our fiscal year 2009 fourth quarter. While fourth quarter net sales in this segment fell 20% from the fourth quarter of last year, EMS segment net sales increased 8% from the most recent third quarter. In the Furniture segment, order demand has been more volatile, but we have seen hints of stabilization in select areas, particularly with our mid-market office furniture line. Our cost reduction efforts had a positive impact on our fourth quarter earnings and are enabling us to navigate through these tough economic times. Our management team has responded to the challenges by managing operations more efficiently and focusing on cash generation by reducing working capital as evidenced by our operating cash flow of $47.5 million during the fourth quarter."

Mr. Thyen concluded, "There are pockets of growth in the economy, but uncertainty remains high on when we will see a sustained stability take hold in each of our markets. We remain committed to creating a leaner operating environment and investing prudently in product development and innovation, providing an opportunity for growth and improved profitability as the economy recovers."

Electronic Manufacturing Services Segment

Financial Highlights	Three Months Ended
(Dollars in thousands)	June 30, 2009	June 30, 2008	Percent Change
Net Sales	$152,339	$ 190,680	(20%)
(Loss) from Continuing Operations	$ (721)	$ (11,705)	94%
Non-GAAP Financial Measures Reconciliation
(Loss) from Continuing Operations	$ (721)	$ (11,705)	94%
Add: Restructuring Charges, Net of Tax	$ 413	$ 11,368
(Loss) from Continuing Operations, Excluding Restructuring Charges	$ (308)	$ (337)	9%
  Fourth quarter net sales in the EMS segment declined 20% from the fourth quarter of the prior year as sales to customers in the medical, automotive, industrial control and public safety industries were all down compared to last year. When compared to the most recent third quarter of fiscal year 2009, fourth quarter fiscal year 2009 net sales in this segment increased 8% over the third quarter due to increased sales in the automotive and industrial control industries.

  Gross profit as a percent of net sales in the EMS segment for the fourth quarter of fiscal year 2009 declined when compared to the prior year primarily due to the loss of volume leverage and contractual customer price reductions on select product.

  Selling and administrative costs in this segment declined 26% in the fourth quarter when compared to the prior year primarily related to benefits realized from restructuring actions, lower incentive compensation and employee benefit costs which are linked to Company profitability, and overall cost reduction efforts.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in thousands)	June 30, 2009	June 30, 2008	Percent Change
Net Sales	$ 119,128	$ 147,483	(19%)
Income from Continuing Operations	$ 2,668	$ 1,298	106%
Non-GAAP Financial Measures Reconciliation
Income from Continuing Operations	$ 2,668	$ 1,298	106%
Add: Restructuring Charges/(Income), Net of Tax	$ (277)	$ 157
Income from Continuing Operations, Excluding Restructuring Charges	$ 2,391	$ 1,455	64%
  Fiscal year 2009 fourth quarter net sales of furniture products declined 19% compared to the prior year as lower office furniture net sales were partially offset by higher net sales of hospitality furniture.

  Gross profit as a percent of net sales increased in the Furniture segment for the fourth quarter of fiscal year 2009 when compared to the prior year. Price increases on select product, a decrease in LIFO inventory reserves resulting from lower inventory levels, improved labor productivity at select facilities, lower freight costs and other overall cost reduction actions favorably impacted gross profit during the current year fourth quarter. Partially offsetting these items and having an unfavorable impact on gross profit as a percent of net sales were the loss of volume leverage, a sales mix shift to lower margin product, increased discounting due to competitive pricing pressures, and costs incurred for supplier-related issues.

  Selling and administrative costs in this segment for the fourth quarter of fiscal year 2009 declined 18% when compared to the prior year on decreased labor costs, lower sales and marketing costs, lower employee benefits costs which are linked to Company profitability, and other overall cost reduction efforts.

  Restructuring actions in this segment resulted in income for the fourth quarter of fiscal year 2009 due to a gain realized on the sale of a manufacturing facility that was consolidated with another facility as part of a previously announced restructuring plan.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures on a consolidated basis used within this release include 1) income from continuing operations excluding restructuring charges and 2) earnings per share from continuing operations excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include income/(loss) from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the current global economic recession, other general economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2008 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 11:00 AM Eastern Time today, August 5, 2009. To listen to the live conference call, dial 800-510-9691, or for international calls, dial 617-614-3453. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 22, 2009, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 50360056.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the fourth quarter and fiscal year ended June 30, 2009, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	June 30, 2009	June 30, 2008
Net Sales	$ 271,467	100.0%	$ 338,163	100.0%
Cost of Sales	226,264	83.3%	280,222	82.9%
Gross Profit	45,203	16.7%	57,941	17.1%
Selling and Administrative Expenses	46,322	17.1%	56,641	16.8%
Other General Income	(333)	(0.1%)	0	0.0%
Restructuring Expense	276	0.1%	17,009	5.0%
Operating Loss	(1,062)	(0.4%)	(15,709)	(4.7%)
Other Income - Net	3,422	1.3%	290	0.1%
Income (Loss) from Continuing Operations Before Taxes on Income	2,360	0.9%	(15,419)	(4.6%)
Benefit for Income Taxes	(488)	(0.1%)	(5,584)	(1.7%)
Net Income (Loss)	$ 2,848	1.0%	$ (9,835)	(2.9%)

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.07		($0.27)
Class B	$0.08		($0.27)
Diluted from Continuing Operations:
Class A	$0.07		($0.27)
Class B	$0.08		($0.27)
Basic:
Class A	$0.07		($0.27)
Class B	$0.08		($0.27)
Diluted:
Class A	$0.07		($0.27)
Class B	$0.08		($0.27)

Average Shares Outstanding
Basic	37,286		36,956
Diluted	37,487		36,956

Fiscal Year Ended
($000's, except per share data)	June 30, 2009	June 30, 2008
Net Sales	$ 1,207,420	100.0%	$ 1,351,985	100.0%
Cost of Sales	1,004,901	83.2%	1,103,511	81.6%
Gross Profit	202,519	16.8%	248,474	18.4%
Selling and Administrative Expenses	192,711	16.0%	232,131	17.2%
Other General Income	(33,417)	(2.8%)	0	0.0%
Restructuring Expense	2,981	0.3%	21,911	1.6%
Goodwill Impairment	14,559	1.2%	0	0.0%
Operating Income (Loss)	25,685	2.1%	(5,568)	(0.4%)
Other Income (Expense) - Net	(359)	(0.0%)	3,204	0.2%
Income (Loss) from Continuing Operations Before Taxes on Income	25,326	2.1%	(2,364)	(0.2%)
Provision (Benefit) for Income Taxes	7,998	0.7%	(2,442)	(0.2%)
Income from Continuing Operations	17,328	1.4%	78	0.0%
Loss from Discontinued Operations, Net of Tax	0	0.0%	(124)	(0.0%)
Net Income (Loss)	$ 17,328	1.4%	$ (46)	(0.0%)

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.47		$0.00
Class B	$0.47		$0.00
Diluted from Continuing Operations:
Class A	$0.46		$0.00
Class B	$0.47		$0.00
Basic:
Class A	$0.47		($0.00)
Class B	$0.47		($0.00)
Diluted:
Class A	$0.46		($0.00)
Class B	$0.47		($0.00)

Average Shares Outstanding
Basic	37,161		37,114
Diluted	37,346		37,372

Condensed Consolidated Statements of Cash Flows
	Fiscal Year Ended
($000's)	June 30, 2009	June 30, 2008
Net Cash Flow provided by Operating Activities	$ 84,159	$ 43,399
Net Cash Flow provided by (used for) Investing Activities	22,460	(29,158)
Net Cash Flow used for Financing Activities	(59,383)	(22,590)
Effect of Exchange Rates	(2,109)	4,127
Net Increase (Decrease) in Cash and Cash Equivalents	45,127	(4,222)
Cash and Cash Equivalents at Beginning of Year	30,805	35,027
Cash and Cash Equivalents at End of Year	$ 75,932	$ 30,805

Condensed Consolidated Balance Sheets

($000's)	June 30, 2009	June 30, 2008
Assets
Cash, Cash Equivalents and Short-Term Investments	$ 101,308	$ 82,440
Receivables, Net	143,398	180,307
Inventories	127,004	164,961
Prepaid Expenses and Other Current Assets	35,720	37,227
Assets Held for Sale	1,358	1,374
Property and Equipment, Net	200,474	189,904
Goodwill	2,608	15,355
Other Intangible Assets, Net	10,181	13,373
Other Assets	20,218	37,726
Totals	$ 642,269	$ 722,667

Liabilities & Share Owners' Equity
Current Maturities of Long-Term Debt	$ 60	$ 470
Accounts Payable	165,051	174,575
Borrowings under Credit Facilities	12,677	52,620
Dividends Payable	2,393	6,989
Accrued Expenses	52,426	69,053
Long-Term Debt, Less Current Maturities	360	421
Other	26,948	26,072
Share Owners' Equity	382,354	392,467
Totals	$ 642,269	$ 722,667

Supplementary Information

Components of Other Income (Expense), Net

(Unaudited)	Three Months Ended		Fiscal Year Ended
($000's)	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Interest Income	$ 481	$ 1,034	$ 2,499	$ 3,362
Interest Expense	(12)	(435)	(1,565)	(1,967)
Foreign Currency/Derivative Gain (Loss)	913	(72)	1,000	1,548
Gain (Loss) on Supplemental Employee Retirement Plan Investment	1,311	(144)	(2,795)	(1,337)
Gain on Short-Term Investments	878	0	1,027	0
Polish offset credit program	0	0	0	1,324
Other Non-Operating Income (Expense)	(149)	(93)	(525)	274
Other Income (Expense), Net	$ 3,422	$ 290	$ (359)	$ 3,204

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share data)

Income from Continuing Operations, Excluding Restructuring Charges

	Three Months Ended
	June 30,	June 30,
	2009	2008
Income (Loss) from Continuing Operations, as reported	$ 2,848	$ (9,835)
Restructuring Charges, Net of Tax	166	11,668
Income from Continuing Operations, Excluding Restructuring Charges	$ 3,014	$ 1,833

Earnings Per Share of Common Stock, Excluding Restructuring Charges

Earnings (Loss) per Class B Diluted Share, as reported	$ 0.08	$(0.27)
Impact of Restructuring Charges, per Class B Diluted Share	$ 0.00	$ 0.32
Earnings per Class B Diluted Share from Continuing Operations, Excluding Restructuring Charges	$ 0.08	$ 0.05